Exhibit 99.1

Conference call:	Today, Thursday, August 3, 2006 at 4:30 P.M. EDT
Webcast / Replay URL:	http://www.wave.com
Dial-in numbers:	212-346-6548 or 414-904-7364

Wave Q2 Net Revenues Rise to $910,000,
Primarily Due to Initiation of Bundled Software Shipments by OEM
Customers and Increased Services Activity

- Net Revenues were $258,000 in Q2 2005 and $493,000 in Q1 2006 -

Lee, MA — August 3, 2006 - Wave Systems Corp. (NASDAQ: WAVX; www.wave.com) today reported results for the second quarter (Q2) and six months ended June 30, 2006 and reviewed recent corporate progress and other developments.

Wave’s Q2 2006 net revenues rose over 250% to $910,000, compared to Q2 2005 net revenues of $258,000 and an increase of 85% versus Q1 2006 net revenues of $493,000.  The improvement in Q2 2006 net revenues reflected increases in both license and services revenues as compared to Q2 2005 and Q1 2006.  The increase in license revenues was principally due to higher royalties earned from increased shipments of Wave software.  Services revenue increased versus the year ago and Q1 2006 quarters primarily due to the substantial completion of a service contract for the U.S. government.

Gross profit rose to $554,000, or 61% of net revenues, in Q2 2006, versus gross profit of $81,000, or 31% of net revenues, in Q2 2005, and gross profit of $278,000, or 56% of net revenues, in Q1 2006.  For Q2 2006 Wave reported a net loss of $4.5 million, or $0.13 per basic share, including non-cash, share-based compensation expense of $408,000, or $0.01 per basic share, which was recorded in accordance with the implementation of SFAS 123(R) for “Share-based Payment,” effective January 1, 2006.  Wave’s Q2 2005 net loss of $4.2 million, or $0.15 per basic share, did not include any share-based compensation expense.  Wave’s loss per share figures have been retroactively adjusted to reflect the Company’s 1-for-3 reverse stock split that went into effect on July 26, 2006.  The weighted average number of basic shares outstanding in the second quarters of 2006 and 2005 were 35,416,000 and 27,042,000, respectively, also adjusted for the impact of the reverse split.

For the first six months of 2006, Wave’s net revenues rose to $1.4 million, compared to net revenues of $335,000 in the year-ago six month period.  For the first six months of 2006 Wave reported a net loss of $9.5 million, or $0.28 per basic share, including non-cash, share-based compensation expense of $761,000, or $0.02 per basic share.  Wave’s net loss of $8.7 million, or $0.33 per basic share, in the first six months of 2005 did not include any share based compensation expense.  The weighted average number of basic shares outstanding in the first six months of 2006 and 2005 were 33,998,000 and 26,393,000, respectively.  Both the basic loss per share and weighted average number of basic shares outstanding in the 2006 and 2005 six-month periods have been retroactively adjusted to reflect the impact of the 1-for-3 reverse split.

As of June 30, 2006 Wave had total current assets of $3.0 million and no long-term debt.  Deferred revenue increased to $564,000 at June 30, 2006 compared to $440,000 at March 31, 2006 and $504,000 at year-end 2005.

Steven Sprague, Wave’s president and CEO, commented, “We are very pleased that our OEMs’ shipments have increased this quarter.  We believe our strategy to partner with major manufacturers and OEMs is beginning to yield positive results, and we continue to make significant investments in our software and in the marketing of trusted computing solutions to support those relationships.  It is our view that the integration of hardware security into the PC provides an excellent platform to address many of the security issues that have plagued PC users.  As the industry discovers this new capability, we believe Wave should be well positioned to participate in resulting growth opportunities.  As with many previous PC industry standards, we believe that there will be broad based adoption of Trusted Computing in the PC industry, and we look forward to helping the industry realize the full security benefit of this technology.

“Of course, there is significant work still to be done.  Wave will continue to invest in our software solutions to support three core markets for trusted computing: Strong Authentication, Data Protection including Full disk encryption, and Network Access control.  We believe that ongoing investments will continue to support our market share, our revenue and our intellectual property portfolio.  Though it has been and continues to be a challenging road, this is an exciting time for Wave and its employees and shareholders.”

These forward looking statements are predicated on a variety of factors outside of Wave’s control, including the accuracy of preliminary forecasts by OEM partners, timing of OEM shipments, enterprise demand for trusted computing solutions, the success of OEM marketing efforts, engineering or support requirements of OEM partners, and other related factors.

Summary of recent progress/developments:

(for more details, please visit www.wave.com):

Intel® Software License and Distribution Agreement: In late July, Wave amended an existing Software License and Distribution Agreement with Intel.  The amendment permits Intel to ship the next version of Wave’s EMBASSY® Trust Suite with Intel’s new Broadwater 965 Express Chipset-based Intel Desktop Boards for trusted personal computers.  The agreement does not provide for guaranteed minimum or maximum shipped quantities or royalties.

Trust Company of America: In early July, Wave was selected to provide a server-based e-signature and secure document vaulting solution for Trust Company of America, a specialized provider of custody and back office services to the financial services industry.  Wave’s TCG compatible eSign Transaction Management Suite™ will be deployed with Efficient Forms’ iForms Product Suite™, to enable Trust Company of America to automate its new account and account maintenance processes.

NTT Data: In early July, Wave executed a software reseller agreement with NTT DATA Corporation of Japan, a leading systems integrator.  Pursuant to the agreement NTT DATA will be authorized to resell and provide support services for Wave’s EMBASSY Trust Suite technology and solutions for the trusted computing market in Japan, including financial services, government, healthcare and consumer market segments.  The agreement does not provide for guaranteed minimum or maximum shipped quantities or royalties.

STMicro:  In June, STMicroelectronics (STMicro) enhanced its existing license agreement with Wave with the addition of a license for a new suite of EMBASSY security software for bundling and distribution with STMicro’s TCG 1.2 TPM Solution for personal computers.  Under the agreement, Wave receives a per-unit royalty - similar to Wave’s existing PC OEM agreements - based on STMicro’s shipment volumes of products equipped with the new suite of Wave’s EMBASSY security software technology.  This royalty would be in addition to the per-unit royalty currently paid to Wave for distribution of the original EMBASSY security software licensed under the companies’ existing Master Software License and Distribution Agreement.  The agreement does not provide for guaranteed minimum shipped quantities or royalties.

Seagate Momentus 5400 FDE: In early June, Wave announced the availability of the EMBASSY Trusted Drive Manager software supporting Seagate Momentus 5400 FDE (Full

Disc Encryption) hard drives.  EMBASSY Trusted Drive Manager is the newest component of Wave’s EMBASSY Trust Suite software products, which provide industry standard-based support for security hardware such as Trusted Platform Modules (TPM) and the Seagate Momentus 5400 FDE drives.

•                  Wave’s EMBASSY® Endpoint Enforcer: In early May, Wave introduced EMBASSY Endpoint Enforcer, a new network security product that is designed to support the hardware security features provided by TPM security chips and enable third party applications and services to make informed network access decisions by providing protected access to client security metrics.  EMBASSY Endpoint Enforcer can be accessed with Trusted Network Connect (TNC) API’s and has successfully passed interoperability testing with the leading TNC solution providers.  TNC, a security architecture developed by a TCG subgroup of over 60 companies, is designed to improve the security policy compliance of clients during the network connection process.  Wave demonstrated EMBASSY Endpoint Enforcer working with products from Juniper Networks, Meetinghouse and Nortel at Interop in May.

•                  EMBASSY Trust Suite version 5.1: In early May, Wave announced the availability of EMBASSY Trust Suite (ETS) version 5.1.  Improvements to Wave’s EMBASSY Trust Suite version 5.1 include powerful new password management functions and a simplified set-up wizard to aid new users with initial security options and settings.  Wave’s newest server capabilities provide sophisticated policy management and key management features which are designed to allow enterprise IT managers to implement varying security group policies, while providing a flexible solution that enables simple changes relative to user or department.

•                  Broadcom and Winbond: In April Wave signed OEM Software Distribution agreements with Broadcom Corporation and Winbond Electronic Corporation permitting the distribution of Wave’s EMBASSY Security Center (ESC) and Cryptographic Service Provider (CSP) software technology with Broadcom and Winbond devices that include a Trusted Platform Module.  With these agreements, Wave now has license agreements in place with four of the five leading TPM manufacturers.  Wave will receive a per-unit royalty based on partner sales of products that are equipped with or include Wave’s software technology.  The agreements do not provide for guaranteed minimum or maximum shipped quantities or royalties.

About Wave Systems

Consumers and businesses are demanding a computing environment that is more trusted, private, safe and secure.  Wave is a leader in delivering trusted computing applications and services with advanced products, infrastructure and solutions across multiple trusted platforms from a variety of vendors.  Wave holds a portfolio of significant fundamental patents in security and e-commerce applications and employs some of the world’s leading security systems architects and engineers.  For more information about Wave, visit http://www.wave.com.

Safe Harbor for Forward-Looking Statements

Except for the statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include general economic and business conditions, the ability to fund operations, the ability to forge partnerships required for deployment, changes in consumer and corporate buying habits, chip development and production, the rapid pace of change in the technology industry and other factors over which Wave Systems Corp. has little or no control.  Wave Systems assumes no obligation to publicly update or revise any forward-looking statements.

All brands are the property of their respective owners.
Contact:
Gerard T. Feeney, CFO	David Collins, Ratula Roy
Wave Systems Corp.	Jaffoni & Collins
info@wavesys.com	wavx@jcir.com
413/243-1600	212/835-8500

Wave Systems Corp. and Subsidiaries
Consolidated Balance Sheets
(in thousands)
(Unaudited)

	June 30, 2006	December 31, 2005

Assets
Current Assets:
Cash and cash equivalents	$1,891	$2,006
Accounts receivable	881	335
Prepaid expenses and other receivables	200	140
Total current assets	2,972	2,481

Property & equipment, net	609	754
Other assets	134	195
Total assets	3,715	3,430

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	2,526	3,089
Deferred revenue	564	504
Total current liabilities	3,091	3,593

Liability for warrants containing cash settlement provisions	—	3
Total liabilities	3,091	3,596

Total stockholders’ equity (deficit)	625	(166)
Total Liabilities and Stockholders’ Equity	$3,715	$3,430

Wave Systems Corp. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues
Licensing	683	244	991	315
Services	228	14	413	20
Total net revenues	$910	$258	$1,404	$335
Cost of Sales
Licensing	87	7	99	12
Services	170	15	275	24
Amortization expense	99	155	196	311
Total Cost of Sales	356	177	571	346

Gross Profit	555	81	833	(10)

Operating Expenses:
Selling, general and administrative	3,212	2,937	6,402	5,934
Research and development	1,912	1,670	4,013	3,264
	5,124	4,607	10,415	9,198
Net Interest income	30	19	48	40
Unrealized gain in value of warrant liability	—	347	3	463
	30	366	51	503
Net loss	(4,539)	(4,160)	(9,531)	(8,705)

Net loss per share - basic	($0.13)	($0.15)	($0.28)	($0.33)

Adjusted weighted average shares outstanding — basic**	35,416	27,042	33,998	26,393

**The net loss per basic share and basic weighted average shares outstanding in the three-month and six-month periods in 2006 and 2005 have been retroactively adjusted to reflect the impact of the Company’s 3-for-1 reverse stock split of its common stock, which was in effect with the commencement of trading on July 26, 2006.

#  #  #